UNITED                                                                                                 Exhibit 99.2

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UAL REPORTS OCTOBER RESULTS

Reports Operating Loss of $65 Million

CHICAGO, November 30, 2004 - UAL Corporation (OTCBB: UALAQ.OB), the holding company whose primary subsidiary is United Airlines, today filed its October Monthly Operating Report with the United States Bankruptcy Court.  The company reported an operating loss of $65 million for October 2004. Mainline passenger unit revenue was flat year-over-year.  Unit costs were up 9% over last year.  Excluding fuel, unit costs improved 1% year-over-year. The company reported a net loss of $114 million, including $14 million in reorganization expenses.

United continued to deliver strong operational results in October, with an on-time: 14 arrival performance rate of 83.2% and a load factor of 77.8%.  Employees also exceeded the company's goals for October for customer satisfaction, as measured by definite intent to repurchase.

"We are continuing to do the hard work that is necessary to prepare United for a successful exit from bankruptcy and operational performance remains high despite the challenges.  However, United's urgent need to further reduce costs is unchanged as we continue to face fares at 12-year lows, oil at record highs and no pricing power," said Jake Brace, executive vice president and chief financial officer.  "We are actively reducing costs across the business to ensure that the company continues to maintain adequate liquidity.  United has also set in motion the Section 1113 process and we are working with our unions to reach consensual agreements on fair and equitable reductions in labor costs."

UAL ended October with a cash balance of about $2.3 billion, which included $837 million in restricted cash (filing entities only).  The cash balance decreased approximately $77 million during the month of October, driven by the final quarterly retroactive wage payment to International Association of Machinists members of $63 million and a quarterly Success Sharing reward to employees of $26 million.  As anticipated, the company did not meet its October EBITDAR covenant; however, the company received a waiver from its DIP lenders for the monthly EBITDAR covenants during the fourth quarter 2004.

United, United Express and Ted operate more than 3,500 flights a day on a route network that spans the globe.  News releases and other information about United may be found at the company's website at www.united.com.

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